Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-67332, 333-51968, 333-64448 and 333-87849 and Form S-3 No. 333-86450) of Stone Energy Corporation of our report dated February 28, 2003, with respect to the consolidated financial statements of Stone Energy Corporation included in this Form 10-K for the year ended December 31, 2002.

/s/ Ernst & Young LLP
New Orleans, Louisiana March 19, 2003